UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 20, 2005

ARGENTEX MINING CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-49995	71-0867623
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation or Organization)

1066 West Hastings Street, Suite 2000, Vancouver, BC V6E 3X2
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (604) 601-8336

     Copies to:
Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On May 20, 2005, Chris Dyakowski, our President and a member of the Board of Directors, tendered his resignation, effective June 1, 2005, to pursue other interests. On May 24, 2005, the Board of Directors elected Ken Hicks as President, effective June 1, 2005. Mr. Hicks is currently our Vice-President, Exploration. In addition, the Board if Directors elected Colin I. Godwin to the Board of Directors, effective June 1, 2005, to fill the vacancy that will be created by the departure of Mr. Dyakowski.

     Dr. Godwin taught the exploration for, and the geology of, mineral deposits at The University of British Columbia from 1975 until he retired in 1999. Since June 1, 2000, Mr. Godwin has been a director of Rome Resources, and the President since May 2002. He has published more than one hundred papers, about thirty-five of them professionally adjudicated. Dr Godwin was a founding director of International Geosystems Ltd. and became involved in the development of the GEOLOG System, one of the first computer based schemes for capturing and using data from exploration-development work, especially drill holes.

     Recently, Dr. Godwin has conducted: (i) exploration programs in Mexico, Argentina, Yukon, Nevada, Nicaragua, Honduras and Costa Rica, (ii) drilling projects in Nevada and Mexico, and (iii) property examinations in Argentina, Mexico, Northwest Territories, Nevada, Costa Rica, Ecuador and India.

     Dr. Godwin does not have family relationships with any director, executive officer, or other person nominated or chosen by the Company to become directors or officers. In addition, Dr. Godwin does not have a direct or indirect material interest in any transaction or proposed transaction in the past two (2) years to which we were or are to be a party.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Letter of Resignation from Chris Dyakowski.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

Date: May 26, 2005	By:/s/ Ken Hicks
Name: Ken Hicks
Title: Vice President